EXHIBIT 10.36

FOURTH AMENDMENT

TO THE

WESBANCO, INC. KSOP

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2014)

WHEREAS, WesBanco, Inc. (the “Company”) maintains the WesBanco, Inc. KSOP, as amended and restated effective January 1, 2014 (the “Plan”); and

WHEREAS, Section 12.6 of the Plan reserves to the Company the right to amend the Plan at any time; and

WHEREAS, the Company has decided to amend the Plan to address service credit and eligibility with respect to an acquired group of employees;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Effective April 1, 2018, new Article 22 is added immediately after Article 21, to read as follows:

Article 22

Service Credit for Former First Sentry Bank Employees

Notwithstanding anything in this Plan to the contrary, an individual who was formerly employed by First Sentry Bank (“FSB”) and who becomes an Employee of the Employer on April 5, 2018, as a result of the merger of FSB with and into the Company (“Former FSB Employee”), shall receive credit for his prior service with FSB such that his date of employment with FSB shall be treated as his Date of Employment with the Employer for eligibility and vesting purposes under this Plan. For purposes of Article 3, if such Former FSB Employee would have become a Participant in this Plan on or before April 5, 2018, based on his Date of Employment as modified in accordance with the preceding sentence, such Former FSB Employee shall become a Participant on April 5, 2018.

IN WITNESS WHEREOF, this Fourth Amendment of the Plan is, by the authority of the Board of Directors of the Company, executed on behalf of the Company this 21st day of March, 2018.

WesBanco, Inc.

By:	/s/ Todd F. Clossin
Todd F. Clossin President & CEO

ATTEST:

/s/ Linda M. Woodfin
Secretary